Exhibit 99.1

MANAGEMENT DISCUSSION SECTION

Operator: Good morning, everyone, and welcome to APAC’s Third Quarter 2009 Earnings Conference Call and webcast. This call is being recorded. At this time, I’d like to turn the call over to Ms. Jody Burfening of LHA. Please go ahead, Ma’am.

Jody Burfening, Lippert/Heilshorn & Associates

Thank you, operator. Good morning, and thanks for joining us for the third quarter 2009 conference call for APAC Customer Services. The Company issued a press release yesterday afternoon containing financial results for the third quarter of 2009. This release is available on the Company’s website as well as on various financial websites.

Company representatives on today’s call are Mike Marrow, President and Chief Executive Officer, and Andrew Szafran, Senior Vice President and Chief Financial Officer.

Before opening the call, I would like to remind you that statements about future operating and financial results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties, and other factors that could cause the Company’s actual results to differ materially. Yesterday’s earnings release and the Company’s annual report on Form 10-K for the fiscal year ended December 28, 2008, and its quarterly reports on Form 10-Q for the fiscal quarters ended March 29, 2009, June 28, 2009, and September 27, 2009, discuss some of these factors. The Company’s forward-looking statements speak only as of today’s date.

To supplement the Company’s consolidated financial statements, APAC uses certain measures defined as non-GAAP financial measures by the SEC, EBITDA and adjusted EBITDA. A reconciliation of these results to GAAP is attached to yesterday’s earnings release, and additional information can be found in APAC’s annual report on Form 10-K for the fiscal year ended December 28, 2008, and in its subsequent filings on Form 10-Q.

The Company has posted a downloadable presentation to accompany the webcast in the Investor Relations section of its website at www.apaccustomerservices.com. The presentation can be viewed in the webcast section of APAC’s IR website by clicking on the link shown under the title of today’s event. It will also be posted under Investor Presentations after this call.

I’ll now turn the call over to Mike Marrow. Go ahead, please, Mike.

Michael P. Marrow, President and Chief Executive Officer

Thank you, Jody, and thanks, everyone, for joining us on our third quarter conference call. As we noted in our press release, we had a very solid quarter; Andrew will discuss those results in just a moment.

Today, we are reaffirming the guidance we provided during our last earnings call and press release. We continue to expect revenue growth for fiscal 2009 to be in the low double digits to mid-teens versus 2008. We also expect full-year EPS for 2009 to be in the range of 60 to $0.65. We are currently focused on the remainder of 2009 as well as refining our plans for 2010. We will discuss our thoughts on 2010 during a future call.

I’m now going to turn the call over to Andrew to discuss the results for the third quarter. Following Andrew’s discussion, I will provide a few insights into some of the initiatives and activities going on at APAC. After that, we will open the call to questions. Andrew, let’s hear about the third quarter.

Andrew B. Szafran, Chief Financial Officer and Senior Vice President

Thanks, Mike. Let’s jump right into the review of our results. For those of you following along via the webcast, my commentary begins on page 5 of the presentation.

The third quarter was another milestone of improvement in our performance. A year ago in Q3, APAC reported net income of $2 million, or $0.04 per diluted share. I’m pleased to report that we more than tripled last year’s numbers, and for the third quarter of 2009 we had net income of $6.6 million, or $0.12 per diluted share, which is also $0.13 per basic share.

Let’s take a look at how we achieved these results. Third quarter 2009 revenue of $68.4 million was up 15.4% from 59.2 million in the third quarter of ‘08. Our revenue was impacted on net by less than $1 million from the migration of certain domestic business offshore.

Gross profit in Q3 was very solid at $14.2 million, with a gross margin of 20.7% compared to a gross profit of $10.1 million, or a 17% gross margin in the prior year’s quarter. This increase of 3.7 percentage points demonstrates the sustained improvements in efficiency that we have achieved in our service delivery.

At the same time, as we anticipated, our GP percent is down 2.6% from where we ran in the second quarter. The reason is simply that we had some startup expenses associated with the strong growth that we are experiencing from the ramping-up of new business.

We also held the line in our operating expenses, reducing them from $7.8 million last year to 7.5 million in ‘09. As a percentage of sales, you can see how we leveraged our expense base as we brought expenses down from 13.2% last year to 11% this past quarter.

If we adjust our numbers to exclude $616,000 in severance and restructuring charges last year, we improved 110 basis points in our total operating expenses from 12.1% to 11%. This yielded net income for the third quarter of $6.6 million or $0.12 per fully diluted share, which is also $0.13 per basic share compared to net income of $2 million or $0.04 per fully diluted and basic share in the second quarter of 2008.

Our IBT, or pre-tax profit, was 9.8% of sales and within our expected operating range of nine to 13% that we have spoken about previously. We discussed in the past that we expect to be closer to 9% during periods of high growth, which is just what we experienced in the third quarter. The initial expenses that come along with this growth will pay back in the form of improved earnings in future quarters.

I’d also like to point out that, while management spends practically all of its time focused on the numerator in our EPS calculation, the denominator has also grown this year such that the number of fully diluted shares increased by four million shares from a year ago.

APAC’s stock price is up and this leads to a jump in in-the-money stock options. So we are now experiencing dilution for the first time in a long while, which equates to about $0.01 a share.

Finally, as we noted again in yesterday’s press release, we do not expect to owe any U.S. federal income tax in 2009 due to the Company’s NOL carry-forward and other tax credits.

Moving on to adjusted EBITDA, we improved the quarter year-over-year by $3.8 million, increasing from $5.8 million to $9.6 million. On a percentage of sales basis, adjusted EBITDA increased from 9.8% to 14.0%, which keeps APAC in good company with the top performers in the industry.

Another noteworthy fact is that the Company continue to generate positive cash flow during the quarter. We had $16.2 million of cash on hand versus $9.6 million at the end of the second quarter.

Here’s what’s behind our cash flow since the end of Q2. We generated $10.2 million in cash from our operations, excluding any changes in assets or liabilities. We used about 1.7 million in working capital, chiefly driven by an up tick in our accounts receivable as our DSO moved from 44 to 49 days. This was simply a timing issue caused by the fact that our fiscal quarter ended a number of days prior to the calendar quarter end.

Changes in all other net assets and liabilities were flat, and we spent $2.5 million in net capital expenditures on new business investment and on our IT infrastructure.

I’d like to quickly review how APAC has performed on a year-to-date basis, which you will find on page six. Our top line was just over 13%. Our gross margin improved by 7.6% to 23.2%. We’ve generated net income of $24.9 million versus a loss of $2.1 million.

IBT, or pre-tax profit, was 12.2% of sales, which is 1.2 percentage points over the midpoint of our expected operating range of 9 to 13%. EPS on a diluted basis was $0.46, compared to a $0.04 loss in the first nine months of 2008. Adjusted EBITDA improved from $14.5 million, or a 7.9% return on sales, to $34 million, or a 16.4% return on sales. And finally, we had a $30 million improvement in our cash position, from $14 million in debt to $16 million of cash on hand.

So with my overview completed, I will now turn the call back over to Mike.

Michael P. Marrow, President, Chief Executive Officer

Thanks, Andrew; nice report. At this point, I’d like to spend a few minutes and provide a handful of updates on some of the activities taking place at APAC. Earlier this year, we opened a new provincial site in the Philippines, Leyte, to be exact. I’m happy to report that the site has been well received by clients and that we now have over 600 employees there. We expect the site to be sold out soon and to be full by the end of Q1, 2010.

Just a couple of weeks ago, we assumed responsibility for the Tucson site we mentioned in our last call. You will remember that this site has capacity for approximately 750 seats. We are using 250 of those seats to support the client that previously occupied this site. We will use the remaining seats for expansion with current and future clients. Recently, we closed a small piece of business with one of the largest healthcare service providers in the U.S. We will be servicing them using a portion of our new Tucson space.

In addition to the healthcare services provider, we also recently signed a new logo contract with one of the leading social media companies. We will be servicing this account out of the Dominican Republic. We are in discussions with several other existing and prospective clients about servicing them out of the Dominican Republic.

Both Art DiBari, our Head of Operations, and I have extensive experience delivering services to clients from the Caribbean and Latin America. We’re very familiar with all the pros and cons of the various locations within this region, and we think that this location in the Dominican Republic is terrific, and many of our clients do as well. We’re exploring additional near-shore, domestic, and offshore sites to support future growth. This includes locations in the U.S., the Philippines, the Dominican Republic, and elsewhere.

Our revitalized sales team continues to build our pipeline. In addition to the recent wins with the social media company and the healthcare services provider, we expect to close some additional key wins in the near future. We have a lot of positive things going on at APAC. Those are just a few examples to give you a flavor of how we are progressing.

As always, we are focused on our four priorities, and I’ll take just a minute and reiterate what those are. Our first priority is to continually enhance the quality and dependability of our services that we provide for our clients. Our second priority is to maintain a constant focus on eliminating waste and reducing overhead so we can operate as efficiently as possible. Our third priority is to continue to win business with both new logo companies and existing clients. And our fourth priority is to ensure we continue to develop, as well as recruit, talented people to operate the business and service the needs of our clients.

So those are some of the updates on what’s happening at APAC. At this point we’re ready to take some of your questions, so operator, please go ahead.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] And we’ll go first to Howard Smith with First Analysis.

<Q – Howard Smith>: Yes. Good morning, gentlemen, and congratulations on the strong top line, in particular.

<A – Michael Marrow>: Thanks, Howard.

<Q – Howard Smith>: As we talk about the operating margin and, to some extent, the gross margin as you layer on new customers, and there’s always that startup ramp expense, where are we in that cycle as we look out to Q4? Are we still – have more ramp expense and expect those numbers to continue to slide a little bit, or have we now ramped enough that we’re starting to get the benefit of those at higher margins?

<A – Michael Marrow>: Well, it’s a mixture. We certainly have been ramping in preparation for Q4. And I guess our good fortune is we also have some recent wins and those will be ramping as well. So we’re sort of in a fortunate position to be bringing on new business. But in terms of erosion in the margins, what we’ve been ramping for previously is certainly going to contribute. I don’t see, really, any continued slide as we sort of increase in size and increase the base of the revenue.

<Q – Howard Smith>: Okay. One quick follow-on on the Tucson facility, which you’ve taken over, is the new healthcare client that you signed to take some of that capacity, will that be coming on in the fourth quarter or is that a program that would ramp next year?

<A – Michael Marrow>: It’s more next year than this year. There’s going to be training that is going to occur, and it’s predominately in preparation for production early in the New Year.

<Q – Howard Smith>: Great, thank you much.

<A – Michael Marrow>: You bet.

Operator: Thank you. We’ll go next to Tim Wojs with Robert W. Baird.

<Q – Timothy Wojs>: Hi, guys. Nice revenue quarter.

<A – Michael Marrow>: Thanks; appreciate it.

<Q – Timothy Wojs>: Just to follow on a little bit, looking at the revenue growth, historically you guys, from Q3 to Q4, have grown revenue in kind of the 9 to 10% range sequentially. Is there any reason why, just given the environment, given some of the ramps you’re going through, that that should be largely different than historical pattern?

<A – Michael Marrow>: We’re expecting, certainly, growth, quarter-over-quarter. I think the big difference between this year and historically is just the general uncertainties in the economy. As you know, a large client of ours is involved in package shipping and we have considerable business in the wireless space. So I think the way it’s going to play out is depending on their businesses and the volumes, it’s going to be the difference between good and very good for us.

<Q – Timothy Wojs>: Okay, yes, thanks; that’s pretty helpful. And then, I guess on the cost of services line you guys did about 54 million this quarter. Should that tick up a little bit or should that stay fairly flat, going forward? Is that a good baseline to build off of?

<A – Andrew Szafran>: I think, Tim, you’ve got to look at the gross profit margins on the expected revenue in line with our guidance.

<Q – Timothy Wojs>: Okay. And then, just on the new client win, can you guys quantify any of the seat counts that you guys are expecting on the two new clients?

<A – Michael Marrow>: No, but what I will tell you is that they are large companies with large outsourcing needs. Our work is somewhat modest to start with. We’re not highly obsessed on the starting number; we’re highly obsessed on our performance. And our track record is that as we perform for these clients, they generally grow pretty well with us. So not huge starting numbers but big opportunity based on our performance.

<Q – Timothy Wojs>: So it sounds like you guys are pretty comfortable with being able to grow with them over time?

<A – Michael Marrow>: Absolutely.

<Q – Timothy Wojs>: Okay. Good. Well, thanks a lot, guys.

<A – Michael Marrow>: You bet.

Operator: [Operator Instructions] We’ll go next to Brandon Dobell with William Blair.

<Q – Brandon Dobell>: Thanks, guys. A couple of big-picture questions and some financial ones. From a big-picture point of view, how do you feel about the pace of the sales cycles and the pace of conversations now compared to, let’s say, six months ago? And within that question, is there a big difference as you’re talking to clients that you’ve got small projects with versus clients that are relatively new to your sales team?

<A – Michael Marrow>: Yes, I think there’s a couple of things. One is that I had used the word revitalized in terms of our sales team. So the pace of the conversations has certainly quickened, in our view. And some of that is probably due to companies starting to get out of the environment where things are so unpredictable it’s tough to make a decision because you don’t know what’s going to happen next week. And we’re in a unique position because we really have a much better pipeline and really a great sales team that Chris Crowley has put together. So I look and say I think some of it has to do with just the business environment in general, but I think a lot of it is attributable to Chris and his team and having some real professional salespeople in here. But overall, it has quickened.

<Q – Brandon Dobell>: Okay. As a related question, is there a, via seat count or a tenure of relationship, at which point you kind of get that tipping point where the conversations about product expansion just get a lot easier or business comes in over the transom? Or is it doesn’t really matter, you still have to go out and sell new business and sell new projects even to existing customers?

<A – Michael Marrow>: I’m not quite sure I follow you, sorry.

<Q – Brandon Dobell>: No. For some customers you may have – you’ve moved from 100 seats to 500 seats over the course of the time. And then at that 500-seat level, it gets a lot easier for your guys to walk in and say, look, we want to expand this project, or here’s a couple of ideas, whereas a 200 or 300 seat contract or seat customer, the sales process is almost like being with a new client. Is there even a difference as you expand the number of seats in terms of how fast that business or how fast new business can be added on?

<A – Michael Marrow>: No. I chuckled a little bit. It’s always hard. No. Generally, if you think about the kinds of clients we have, they’re for the most part they’re very large organizations that use multiple vendors, so we’re always in competition. When we expand, oftentimes the procurement group is involved and the businesspeople would love to just give us the work but the procurement group insists on a competitive process. The best thing we have going for us is our performance, which really helps the decision making at our clients. And it’s also very important in terms of reference ability when we go out and speak to new clients. But there really doesn’t seem to be a size that I’ve noticed that it’s easier, if that’s the right word, to add new business with an existing client.

<Q – Brandon Dobell>: Okay.

<A – Michael Marrow>: Is someone else telling you it is?

<Q – Brandon Dobell>: No. Just trying to get a sense of, sometimes in the outsourcing business, there’s a point at which, either based on the tenor of the relationship or the size, that either business comes in over the transom a little more frequently or you’ve just got an easier sell because you’ve been doing things for so long with somebody.

<A – Michael Marrow>: Yeah. Opportunities to participate come more frequently with an existing client. And a few years ago, adding business tended to be a little bit easier. But really, in the last couple years, most large organization procurement has become more and more engaged and their job is to make sure that there’s competitive bids, and they seem to be doing their job.

<Q – Brandon Dobell>: Okay. Then a couple of questions for Andrew. You guys mentioned about the tax situation here this year, how do we think about the tax situation going forward? In particular, you’re kind of booked on the numbers we see versus the cash tax impact. Any color would be helpful for fourth quarter and for next year.

<A – Andrew Szafran>: Yeah. And we are working with Ernst & Young on that as we speak. And our intent is to give a comprehensive look at that when we release our full-year results at our next earnings call. But as you know, and I’m sure most investors know, at the current time, we have a valuation allowance against our NOL, which is just over $32 million. And there’s a number of analyses that we have to do to look at whether or not we remove that valuation allowance. And there’ll be accounting implications that occur if that happens.

<Q – Brandon Dobell>: Okay, fair enough.

<A – Andrew Szafran>: On a cash basis, as we’ve spoken about before, we’re not going to be paying any cash taxes this year.

<Q – Brandon Dobell>: All right. Thanks, guys; appreciate it

<A – Michael Marrow>: You bet; thank you.

Operator: And we will go next to Ron Chez, Private Investor.

<Q – Ron Chez>: Good morning.

<A – Michael Marrow>: Good morning, Ron.

<Q – Ron Chez>: Why the Dominican Republic and what are the costs associated with it, and when will it start?

<A – Michael Marrow>: Well, the Dominican Republic, why there? There’s a lot of choices in the Caribbean, Central America, South America. Art DiBari actually ran that entire region for me at a former employer; he’s very familiar with it. The Dominican Republic offers both Spanish and English. The competition is not quite as fierce there as some of the popular locations such as Costa Rica and Panama.

Very strong affinity with the U.S., so our employees, many of them, will have relatives in the US; many of them will have lived in the U.S. They understand the culture of the customers they’re speaking with. Cost is competitive with the rest of the region, stable economy and government. Clients love going there – that’s always way up on the list.

And in terms of cost, we have a very unique deal. We’re always looking to be creative, as we had mentioned with our Tucson site, instead of going out and building something from scratch, we acquired an underutilized site from a client. In the Dominican Republic, because, again, of the experience Art has there, we know someone who has built call center infrastructure; they are not in the call center business. What they do is they lease cubes, computers, phones to other organizations. So it’s like us going out and leasing any other building except this one comes fully equipped. So it’s great for us in terms of not having a huge CapEx investment.

And we’ve got clients that are in a hurry to get going there, and that’s a very, very good opportunity for us. And meanwhile, we expect to, at some point, expand beyond their ability to provide infrastructure for us, so we’re looking at a couple of really key locations where we would, in addition to this space, have our own captive space.

<Q – Ron Chez>: And how many seats at this site?

<A – Michael Marrow>: At the leased site? We can put up to about 500 seats there. And it’s pay as you go, so we don’t have to pay for all those seats in advance; we pay for them as we fill up.

<Q – Ron Chez>: So this is significantly better — can you quantify it at all? Or it’s just plain significantly better than if you were building it?

<A – Andrew Szafran>: I’d say what it helps us do is convert a lot of up-front fixed costs into variable costs, which is favorable as we ramp up.

<Q – Ron Chez>: Are margins going to be impacted negatively by virtue of lease costs versus captive facilities?

<A – Michael Marrow>: Not necessarily. Our costs in this facility will be comparable to the costs we would have if it was our own facility, but we don’t have to lay out a large chunk of cash upfront to make it happen.

<Q – Ron Chez>: So can you quantify at all whatever CapEx is involved in this? Or is it not a significant number?

<A – Andrew Szafran>: Our CapEx will continue along the trend that we’ve kind of spoken about in the past. So we’ve said that we anticipate spending between 3% and 5% of revenues. And for this year, we’ll be right up the middle on that number.

<Q – Ron Chez>: So this has the potential to get started very quickly?

<A – Michael Marrow>: Yes.

<Q – Ron Chez>: Can you say how many seats?

<A – Michael Marrow>: We won’t have employees in that facility working this calendar year.

<Q – Ron Chez>: And Andrew, should we expect margins to trend north as some of these new clients come on and some of — can you quantify how much was spent in ramp-up expenses in the third quarter? Do you want to quantify that?

<A – Andrew Szafran>: I think generally the way to view us is that if we are in more of a steady-Eddie state, we’re operating at that 12, 13% range. As we are bringing on new business, it’d be more the 9, 10% range. So in this last quarter, we were at that more 9 to 10% range, so you could translate that into we were ramping up new business.

<Q – Ron Chez>: Shouldn’t there be a point at which the gross margin expands, though? Or is it going to continue with the nice prospect of more business, is it going to continue to modulate from what we’ve seen earlier this year?

<A – Andrew Szafran>: I think it all depends on how much new business we’re bringing on as a percentage of the base.

<A – Michael Marrow>: But for a particular program, it will certainly ....

<A – Andrew Szafran>: Absolutely.

<A – Michael Marrow>: Modulate positively as we get those startup expenses behind us, and then it’s just a rate of how much new business that Chris and his team are bringing to APAC.

<Q – Ron Chez>: Can you comment on — are you continuing to improve your turnover rate with employees?

<A – Michael Marrow>: Yeah. As a matter of fact, we are. We expend a tremendous amount of effort on making APAC a great place to work. We spend a tremendous amount of effort on training our supervisors to be good leaders. Much of the challenge of staffing call centers with high-quality people is keeping what you have. And that’s a huge focus of ours, and we’re doing pretty good.

<Q – Ron Chez>: You’ve made steady improvement there — quantitatively, you’ve made steady improvement?

<A – Michael Marrow>: Yeah, we have. If we look at where we were at the beginning of the year versus the end of the year, we’re better. And that’s interesting because at the beginning of the year, there virtually weren’t it appeared any jobs for our employees to move over to. I think the environment maybe is a little better now, but our most recent retention figures, I’m happy with.

<Q – Ron Chez>: And your trend on key performance indicators as it relates to your four major goals?

<A – Michael Marrow>: Good. I’ve always said that if we perform we will be awarded additional business, and that’s what’s happening.

<Q – Ron Chez>: Are you pleased with ....

<A – Michael Marrow>: I translate the new business with especially existing clients, the growth there. And the new ones, new clients, they certainly check us out very thoroughly with other of our clients in terms of references and so on, and existing clients are happy and growing and new clients are hearing good things about us and that’s why they’ve chosen to place some work with us.

<Q – Ron Chez>: So your ranking in terms of competitors is improving, steady state? How would you give some color to that?

<A – Michael Marrow>: Well, sometimes we get specifics from our clients where they stack-rank us. Generally speaking, they don’t. They don’t give us the numbers and say, “Here is how you’re doing versus your competitors.” But anecdotally, we hear that on a pretty regular basis that we’re doing a good job.

<Q – Ron Chez>: Okay. Thank you.

Operator: [Operator Instructions]. We’ll take a follow-up from Tim Wojs, Robert W. Baird.

<Q – Timothy Wojs>: Yes, guys, I just wanted to follow up on vendor consolidation. You guys have done a really good job signing new logos this year. And some of your competitors have commented that with vendor consolidation, it’s just difficult getting into some new clients. Can you maybe comment as to why maybe you guys are winning some new logos versus some of your competitors?

<A – Michael Marrow>: We’re doing a good job. The vendor consolidation is interesting — we hear that. Clients are always looking for good performers. So they may do some consolidation and some of that is consolidating from 10 vendors to three, some of that is taking vendors they have, providing different services, and finding vendors that can provide multiple services so they’re dealing with one vendor for several different services. Plenty of competition out there, but I don’t think that we’re running, really, into anyone that says, “We don’t want to talk to you right now because we’re consolidating vendors.”

<Q – Timothy Wojs>: Got you. Okay, thanks a lot.

Operator: [Operator Instructions]. And we’ll go next to Peter Castellanos with Glacier Partners.

<Q – Peter Castellanos>: Hi. I think I may have misheard you, but earlier today, did you say something about you were going to comment on 2010?

<A – Michael Marrow>: At a later call.

<Q – Peter Castellanos>: At a later call. Okay, that’s what I missed. The other thing is, on the gross margin discussion, the answer still — it’s not really complete. I understand what you’re saying about you’re adding new customers, so the margin takes a bit of a hit, but as those customers mature, the margins go up a little bit. But basically, you’re getting to the point where you’ve got a fairly good critical mass there that ought to stabilize. And my thought, most companies would begin to see some stabilization in the margins and then possibly an upward creep or finding some level where it just kind of sits.

Can you give us a little bit more — I’m looking at margins of close to 25% in Q1 going to roughly 21% in Q3. Can you tighten that up a little bit as to where we might model this thing going forward?

<A – Andrew Szafran>: Peter, we’ve spoken at length that we intend to have our operating margins between nine and 13. And that’s going to be impacted most in the modulation in the gross profit, as you’ve just pointed out. And that in periods of high growth, when we have our startup expenses, so if you look at our growth from Q2 to Q3, we went from about eight or 9% to 15 to 16%. That’s a big ramp-up in growth. And along with that, we have a number of startup expenses around recruiting and training new agents as well as outfitting our centers for that business.

So when we see a sharp increase in growth, a very robust growth, which I don’t think you’re seeing in a lot of industries or even amongst our competitors, our operating margins will shift towards the 9%. Then clearly, as we’ve demonstrated in the past, when we’re more of a steady state, so you’re not seeing a sharp increase in growth, we expect our operating margins to shift up to the higher end of the nine to 13% range.

<Q – Peter Castellanos>: Okay.

<A – Andrew Szafran>: So as you model out our growth, you have to look at those increases from quarter-to-quarter, year-over-year, and say, I’m getting great growth, but there is an initial investment in startup expenses. And then, we here at APAC work very hard to get those operating returns towards the higher end of that range.

<Q – Peter Castellanos>: Let me ask you this, if you took the top, say, 30% of your business right now, what would be the average maturity of that business?

<A – Andrew Szafran>: You’re talking in terms of tenure?

<Q – Peter Castellanos>: Yeah.

<A – Andrew Szafran>: We have a lot of longstanding relationships...

<A – Michael Marrow>: The top 30% would all be multi-year, but they all have also had very significant growth in the last 12 months.

<Q – Peter Castellanos>: Okay.

<A – Andrew Szafran>: As we’re growing with them...

<A – Michael Marrow>: So if we took the portion of business with those customers that had been around for say, 12 months ago, the margins on those would be very nice.

<Q – Peter Castellanos>: Yeah. Okay.

<A – Michael Marrow>: But if you have a customer that tacks on another 10 or 15% business on top of that, that incremental business that depresses the margin for the client overall for the short-term.

<Q – Peter Castellanos>: Yeah. Okay. The last question here, just on the SG&A number. You’ve done a great job just kind of holding that number down. I’m wondering how much longer that can last?

<A – Andrew Szafran>: I think we’ve worked very hard to have an operating model where we will leverage our SG&A. So I would expect our SG&A to grow in terms of dollars, but not in terms of percent relative to our revenues.

<Q – Peter Castellanos>: Is there a level where — I mean, it’s roughly 11% now. I mean is there a number that — can it get down to 9% or are you kind of at peak level where...

<A – Michael Marrow>: There’s always room for improvement. There’s nothing we do that we don’t believe can be improved upon. The nice thing about the SG&A is that in this most recent quarter, if you compare it to a year ago, there’s a healthy chunk of change in there for commissions, where a year ago, there maybe wasn’t even a dollar in there for commissions. But that’s good, that we’re paying commissions. That’s because we’re growing, yet we’re keeping the SG&A dollar growth much slower than the revenue growth of the Company.

<Q – Peter Castellanos>: Could you tell us, just into Q4, what you’re seeing now there? Is that level likely to stay pretty close to where it was this quarter or would you anticipate any non-recurring or year-end-type things that will bump that up a lot?

<A – Andrew Szafran>: No, it should stay in the same range.

<Q – Peter Castellanos>: Okay. Great. Thanks very much.

<A – Michael Marrow>: You bet.

Operator: I will take your next question from Matt McCormack with Brigantine Advisors.

<A – Michael Marrow>: Good Morning, Matt.

<Q – Matthew McCormack>: Good morning, how are you?

<A – Michael Marrow>: Good. Thank you.

<Q – Matthew McCormack>: So, your revenue growth of 15.4% year-over-year was definitely industry-leading and I think the closest to it has been Sykes at about 7.5%. So, could you kind of give us a little more color on why you’ve been so successful with your wins and if you could specifically address how you’re pricing your services in the pricing environment that would be great?

<A – Michael Marrow>: Okay. I think it’s a pretty simple answer. A good chunk of the growth has come from existing clients. And I might sound like a broken record, but that is entirely based on our performance. What’s nice also that is a good chunk of this has come from new logos. And those new logos, we’ve been servicing for eight, 10 months, and they’ve enjoyed good service from us and they’ve grown as well.

And in terms of pricing, our pricing is market pricing. We’re, as of late, we’ve seen some things out there that some companies are offering well below market pricing to fill up empty capacity – I think that’s short-term. But we’re not offering deep discounts; we don’t have a fire sale going on. We’re...

<A – Andrew Szafran>: Disciplined.

<A – Michael Marrow>: We’re disciplined; there you go. And we have market pricing out there – not the cheapest, not the most expensive.

<A – Andrew Szafran>: But the best value.

<A – Michael Marrow>: Very good. The best value, as Andrew would say.

<Q – Matthew McCormack>: Right. Okay, and then in turning to your guidance, you reiterated the 60 to 65% I’m sorry $0.65 range, you did talk about the two new wins, and it sounds like they’re going to start ramping again. And then I know you talked about growth versus profitability. You know growth is expected, I think, to slow slightly in the fourth quarter. I mean are we should we be-or are you as equally comfortable with the midpoint of that range, or should we really be looking more towards the lower part of that range?

<A – Michael Marrow>: I think what I had said the last time, in our last call, is that we were extraordinarily confident with the 60 and the 65 is based on some good things happening. And the good things are the volumes coming in from the clients that we have. And I mentioned earlier the wireless and the package shipping. And we’re right there at the time of the year when, historically, they increase pretty significantly in volumes. So the next six, seven weeks is going to tell the story. And as I had said earlier on the call, that’ll be the difference between good and very good, in our minds.

<Q – Matthew McCormack>: Okay. Great. Thank you.

<A – Michael Marrow>: You bet.

Operator: Thank you. And with no further questions, I’d like to turn the call back over to Mr. Marrow for any additional or closing comments.

Michael P. Marrow, President and Chief Executive Officer

Okay, operator, thank you. I’ll close by once again saying thanks to everyone for joining us this morning. As you know, we’re a results oriented company. We appreciate the additional interest in our business has been receiving from the financial community and we appreciate all the questions that everyone has posed today. We look forward to our next call, where we will be sharing the results of our fourth quarter for 2009. Thank you all very much.

Operator: That does conclude today’s call. Thank you for your participation.

Disclaimer
The information herein is based on sources we believe to be reliable but is not guaranteed by us and does not purport to be a complete or error-free statement or summary of the available data. As such, we do not warrant, endorse or guarantee the completeness, accuracy, integrity, or timeliness of the information. You must evaluate, and bear all risks associated with, the use of any information provided hereunder, including any reliance on the accuracy, completeness, safety or usefulness of such information. This information is not intended to be used as the primary basis of investment decisions. It should not be construed as advice designed to meet the particular investment needs of any investor. This report is published solely for information purposes, and is not to be construed as financial or other advice or as an offer to sell or the solicitation of an offer to buy any security in any state where such an offer or solicitation would be illegal. Any information expressed herein on this date is subject to change without notice. Any opinions or assertions contained in this information do not represent the opinions or beliefs of FactSet CallStreet, LLC. FactSet CallStreet, LLC, or one or more of its employees, including the writer of this report, may have a position in any of the securities discussed herein.

THE INFORMATION PROVIDED TO YOU HEREUNDER IS PROVIDED “AS IS,” AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, FactSet CallStreet, LLC AND ITS LICENSORS, BUSINESS ASSOCIATES AND SUPPLIERS DISCLAIM ALL WARRANTIES WITH RESPECT TO THE SAME, EXPRESS, IMPLIED AND STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, AND NON-INFRINGEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER FACTSET CALLSTREET, LLC NOR ITS OFFICERS, MEMBERS, DIRECTORS, PARTNERS, AFFILIATES, BUSINESS ASSOCIATES, LICENSORS OR SUPPLIERS WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR REVENUES, GOODWILL, WORK STOPPAGE, SECURITY BREACHES, VIRUSES, COMPUTER FAILURE OR MALFUNCTION, USE, DATA OR OTHER INTANGIBLE LOSSES OR COMMERCIAL DAMAGES, EVEN IF ANY OF SUCH PARTIES IS ADVISED OF THE POSSIBILITY OF SUCH LOSSES, ARISING UNDER OR IN CONNECTION WITH THE INFORMATION PROVIDED HEREIN OR ANY OTHER SUBJECT MATTER HEREOF.

The contents and appearance of this report are Copyrighted FactSet CallStreet, LLC 2009. CallStreet and FactSet CallStreet, LLC are trademarks and service marks of FactSet CallStreet, LLC. All other trademarks mentioned are trademarks of their respective companies. All rights reserved.